Greif Completes Sale of Containerboard Business
September 2, 2025

DELAWARE, Ohio, September 2, 2025 -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in performance packaging and services, announced today it has completed the previously announced sale of its containerboard business to Packaging Corporation of America.

“The closing of this sale marks an important step forward for Greif. This transaction unlocks immediate value for our shareholders and allows Greif to deliver stronger and more consistent earnings power, enhances our capital efficiency, and accelerates debt reduction.” said Ole Rosgaard, President and CEO of Greif.

As a result of this divestment, Greif is also adjusting its 2025 full-year guidance to exclude the previously disclosed $168 million of year-to-date Adjusted EBITDA performance, as well as implied fourth quarter performance of $50 million related to the containerboard business. The revised guidance, which comprises only continuing operations for the full fiscal year 2025, is $507 million to $517 million of Adjusted EBITDA. Our Adjusted Free Cash Flow guidance remains as previously presented inclusive of discontinued operations due to the impracticality of separately presenting cash flows from discontinued operations and is adjusted by $15 million to a range of $290 million to $300 million to adjust for lack of expected September cash contribution from the containerboard business operations.

Goldman Sachs acted as exclusive financial advisor to Greif on the transaction.

About Greif
Founded in 1877, Greif is a global leader in performance packaging located in 40 countries. The company delivers trusted, innovative, and tailored solutions that support some of the world’s most demanding and fastest-growing industries. With a commitment to legendary customer service, operational excellence, and global sustainability, Greif packages life’s essentials – and creates lasting value for its colleagues, customers, and other stakeholders. Learn more about the company’s Customized Polymer, Sustainable Fiber, Durable Metal, and Integrated Solutions at www.greif.com and follow Greif on Instagram and LinkedIn.

Concerning Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These forward-looking statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. These risks and uncertainties include those described in its Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of the date of this release. Except to the extent required by applicable law, Greif undertakes no obligation to update or revise any forward-looking statement.
Investor Relations Contact

Bill D’Onofrio
VP, Investor Relations & Corporate Development
bill.donofrio@greif.com | +1 (614) 499-7233

Media Contact

TJ Struhs
Director, Corporate Communications
tj.struhs@greif.com | +1 (207) 956-2304